Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in this annual report on Form 10-KSB/A of our report dated March 26, 1997, on our audits of the statements of operations, stockholders' equity and cash flows of NuWave Technologies, Inc. (a development stage company) for the period from July 17, 1995 (inception) to December 31, 1996 included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 1997, and for the year ended December 31, 1996, appearing in the registration statement on Form S-3 (File No. 333-47249) of NuWave Technologies, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.



                                             /s/ Coopers & Lybrand L.L.P.



New York, New York
April 8, 1998.